Exhibit 99.1

FOR IMMEDIATE RELEASE

SUPERIOR GROUP OF COMPANIES ANNOUNCES THE PASSING OF SIDNEY KIRSCHNER, CHAIRMAN OF THE BOARD OF DIRECTORS

SEMINOLE, Fla., February 22, 2023 (GLOBE NEWSWIRE) -- Superior Group of Companies, Inc. (NASDAQ: SGC) today announced that Sidney Kirschner, Chairman of the Board of Directors, passed away on February 21, 2023 at the age of 88.

Mr. Kirschner joined the SGC Board in 1996, and served as its chairman for the past 11 years. During his involvement with SGC, the Company grew from $135 million to more than $536 million in annual revenues, and achieved many other measures of success. Apart from his service as a SGC director, Mr. Kirschner’s distinguished career included serving as chairman and chief executive officer of National Service Industries and chief executive officer of Northside Hospital, Inc. and Piedmont Physicians, as well as executive vice president and chief philanthropy officer of Piedmont Healthcare and head of The Alfred and Adele Davis Academy.

Michael Benstock, SGC’s Chief Executive Officer, commented “I have known Sid since he joined our board, and had the pleasure of serving with him on SGC’s Board of Directors for 27 years. Sid was an invaluable mentor, director, and sounding board, but certainly more importantly, an incredible person, someone who dedicated much of his time and thought to philanthropic activities and to making those around him better people. I am honored to have been able to call Sid my friend. He will be missed. I, and the entire SGC community, extend our deepest sympathies to Carole, his wife, and the entire extended Kirschner family.”

“Sid constantly looked to counsel his fellow directors and the management of SGC, even if the message was contrary to the predominant view. His opinions and strategies were insightful, with nothing but the Company’s and its shareholders’ best interests treated as paramount. The SGC Board is ready to follow his example as it helps lead the Company in the coming years,” said longtime director and chair of the Company’s Corporate Governance, Nominating and Ethics Committee, Paul Mellini.

The Company expects to announce changes to aspects of its corporate governance structure prior to and potentially in connection with the filing of its 2023 proxy statement.

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™, established in 1920, is a combination of companies that help our customers unlock the power of their brands by creating extraordinary brand engagement experiences for their employees and customers. SGC’s commitment to service, technology, quality and value-added benefits, as well as our financial strength and resources, provides unparalleled support for our customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of our business segments. Visit www.superiorgroupofcompanies.com for more information.

Contact:

Investor Relations
investors@superiorgroupofcompanies.com